Exhibit 99.1

News Release Corporate Communications

Media	Investors
Richele Messick	John Campbell
651-724-5234 Richele.j.messick@wellsfargo.com	415-396-0523 John.m.campbell@wellsfargo.com

Wells Fargo’s Chief Risk Officer Mike Loughlin to Retire

SAN FRANCISCO, January 17, 2018 – Wells Fargo & Company (NYSE: WFC) announced today that Senior Executive Vice President Mike Loughlin will retire as the company’s chief risk officer. The company expects to name a successor in the next few months and Loughlin will remain in his current role through the transition.

“Mike’s 36 years of service to Wells Fargo have included some of the most critical times in our company’s history,” said Timothy J. Sloan, the company’s president and CEO. “From the financial crisis in 2008, to the company’s merger with Wachovia, to the many economic and credit cycles we have navigated, Mike has demonstrated leadership and a commitment to all our stakeholders, especially our customers, in one of our company’s most critical roles, and for that we are grateful.”

A direct report of Sloan’s serving on the company’s Operating Committee, Loughlin has been Wells Fargo’s chief risk officer since 2008, overseeing key risk-oriented activities at the company, including credit, market risk, operational risk, compliance, and information security (including cyber risk). Over the past two years, Loughlin also has led efforts to centralize many of the company’s risk functions to provide more comprehensive oversight of the company’s risks.

“It has been a great privilege to serve an American institution as important and as valued as Wells Fargo,” Loughlin said. “I am preparing for retirement with enthusiasm for Wells Fargo’s future, confidence in the work its leaders will continue, and gratitude for the many customers and colleagues I have had the great pleasure to know.”

Loughlin joined Wells Fargo in 1986, following the company’s acquisition of Crocker Bank. Prior to becoming chief risk officer, Loughlin was responsible for credit approval, policy and reporting for Wholesale Banking and has held senior roles in Wealth Management, Corporate Banking, Operations and Middle Market Banking. Today, he also serves on the board of directors of Students Rising Above, an organization dedicated to helping low-income, first-generation college students realize their potential by guiding and supporting them through college graduation and into the workforce.

About Wells Fargo

Wells Fargo & Company (NYSE: WFC) is a diversified, community-based financial services company with $2 trillion in assets. Wells Fargo’s vision is to satisfy our customers’ financial needs and help them succeed financially. Founded in 1852 and headquartered in San Francisco, Wells Fargo provides banking, investments, mortgage, and consumer and commercial finance through more than 8,300 locations, 13,000 ATMs, the internet (wellsfargo.com) and mobile banking, and has offices in 42 countries and territories to support customers who conduct business in the global economy. With approximately 263,000 team members, Wells Fargo serves one in three households in the United States. Wells Fargo & Company was ranked No. 25 on Fortune’s 2017 rankings of America’s largest corporations. News, insights and perspectives from Wells Fargo are also available at Wells Fargo Stories.

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